EXHIBIT 1

October 10, 2000






Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.   20549


Dear Sirs:

We have been furnished with a copy of the response to Item 4 of Form 8-K, as amended, for the event that occurred on October 10, 2000, which was filed by our former client, e-Auction Global Trading, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm. Please note that the term "dismissal" in Item 4 has been amended to read "resignation".

Very truly yours,


/s/ Dale, Matheson, Carr-Hilton
    Dale, Matheson, Carr-Hilton
    Per: Alvin F. Dale, C.A.